Exhibit 99.1

Kenexa Successfully Completes Acquisition of Salary.com

WAYNE, Pa. – October 1, 2010 – Kenexa Corporation (Nasdaq: KNXA) today completed its previously announced acquisition of Salary.com, Inc. (Nasdaq: SLRY). As a result of the merger, Salary.com is now a wholly-owned subsidiary of Kenexa.

Immediately prior to the merger, Spirit Merger Sub, Inc., a wholly-owned subsidiary of Kenexa, successfully completed its cash tender offer to purchase all of the outstanding shares of common stock of Salary.com. Based on information from the depositary for the tender offer, as of the expiration of the tender offer at 12:00 midnight, New York City time, at the end of the day on September 30, 2010, 15,633,332 shares of common stock of Salary.com were validly tendered and not validly withdrawn prior to the expiration of the tender offer, representing approximately 86.8% of the Salary.com’s outstanding common stock (79.3% of Salary.com’s outstanding common stock on a fully diluted basis).  Additionally, the depositary indicated that an additional 1,003,862 of Salary.com’s shares were tendered by notice of guaranteed delivery.  All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.

Immediately after the tender offer, Spirit Merger Sub exercised its option to purchase 21,067,796 newly-issued shares of common stock from Salary.com.  As a result, after the exercise of this option, Spirit Merger Sub owned one share more than 90% of the shares of Salary.com’s outstanding common stock on a fully diluted basis.  Immediately following the exercise of this option, Spirit Merger Sub completed the merger in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of Salary.com.  Remaining stockholders of Salary.com will receive $4.07 in cash, without interest and less any applicable withholding taxes, for each outstanding share of Salary.com common stock, which is the same amount per share that was paid in the offer.  We have made applications to terminate the registration of Salary.com’s common stock under the Securities and Exchange Act of 1934, as amended, and to cease trading of such shares on the Nasdaq Capital Market.

About Kenexa

Kenexa® provides business solutions for human resources. We help global organizations multiply business success by identifying the best individuals for every job and fostering optimal work environments for every organization. For more than 20 years, Kenexa has studied human behavior and team dynamics in the workplace, and has developed the software solutions, business processes and expert consulting that help organizations impact positive business outcomes through HR. Kenexa is the only company that offers a comprehensive suite of unified products and services that support the entire employee lifecycle from pre-hire to exit. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com.

About Salary.com

Salary.com is a leading provider of on-demand compensation and talent management solutions. Salary.com's highly configurable software applications and proprietary content help executives, line managers and compensation professionals automate, streamline and optimize critical talent management processes including: market pricing, compensation planning, performance management, competency management, and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset -- their people.

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Note to editors: Kenexa is a registered trademark of Kenexa.  Other company names, product names and company logos mentioned herein are the trademarks or registered trademarks of their respective owners.

Contact

MEDIA CONTACT:

Jennifer Meyer
Kenexa
(612) 332-6383
jennifer.meyer@kenexa.com

Jeanne Achille
The Devon Group
(732) 224-1000, ext. 11
jeanne@devonpr.com

INVESTOR CONTACT:
Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com